      As filed with the Securities and Exchange Commission on June 18, 1999
                                                  Registration No. 333-____
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BERKSHIRE REALTY COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                                          04-3086485
(State or Other Jurisdiction of                  (I.R.S. Employer Identification
Incorporation or Organization)                               No.)

                          ONE BEACON STREET, SUITE 1550
                           BOSTON, MASSACHUSETTS 02108
                                 (888) 867-0100
     (Address, Including Zip Code, and Telephone Number Including Area Code,
                  of Registrant's Principal Executive Offices)

                            SCOTT D. SPELFOGEL, ESQ.
                         BERKSHIRE REALTY COMPANY, INC.
                          ONE BEACON STREET, SUITE 1550
                           BOSTON, MASSACHUSETTS 02108
                                 (617) 574-8385
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:
                             DAVID E. REDLICK, ESQ.
                             KENNETH A. HOXSIE, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ].
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X].
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

                     --------------------------------------
                         CALCULATION OF REGISTRATION FEE

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-------------------------------------------------------------------------------------------------------------------
    Title of each
      Class of                                 Proposed Maximum            Proposed Maximum            Amount of
  Securities to be         Amount to          Offering Price Per          Aggregate Offering         Registration
     Registered          be Registered             Share(1)                    Price (1)                  Fee
-------------------------------------------------------------------------------------------------------------------
    Common Stock,          1,614,157                11.4375                   $18,461,921               $5,133
   $.01 par value
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Section 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low price of the common stock on the New York Stock Exchange on June 14, 1999.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1999

PROSPECTUS

                                1,614,157 Shares
                         BERKSHIRE REALTY COMPANY, INC.
                                  COMMON STOCK

         The holders of units of limited partnership interest in BRI OP Limited Partnership described in this prospectus may convert these units into common stock and sell the stock in this offering. Berkshire will not receive any of the proceeds from the shares sold by the selling stockholders.

         Our shares of common stock are listed for trading on the New York Stock Exchange under the symbol "BRI." The closing sales price of our common stock as reported by the New York Stock Exchange on June 17, 1999 was $11.50 per share.
                     --------------------------------------

FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK SOLD WITH THIS PROSPECTUS, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our principal executive offices are located at One Beacon Street, Suite 1550, Boston, Massachusetts 02108 and our telephone number is (888) 867-0100.

                  The date of this prospectus is June __, 1999

                                  RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the following risks and the other information in this prospectus before deciding to buy our common stock.

DEVELOPMENT AND ACQUISITION

WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME, AND THOSE ACQUISITIONS MAY REDUCE THE VALUE OF YOUR INVESTMENT.

Berkshire regularly considers acquiring additional apartment communities. Acquisitions involve several risks, including the following:

         - Acquired properties may not perform as well as Berkshire expected before acquiring them.

         - Improvements to the properties may cost more than Berkshire had estimated.

         - The costs of evaluating properties that are not acquired cannot be recovered.

         - Berkshire has acquired properties by issuing units and has had to agree with the sellers not to sell the properties or refinance the debt on them for various periods of time. These restrictions may keep us from taking actions that would otherwise be in the best interests of the shareholders. Berkshire may in the future acquire apartment communities for units and may have to agree to similar restrictions.

WE DEVELOP NEW APARTMENT COMMUNITIES FROM TIME TO TIME, AND THESE ACTIVITIES MAY REDUCE THE VALUE OF YOUR INVESTMENT.

Berkshire plans to continue developing new apartment communities as opportunities arise in the future. Development and construction activities entail a number of risks, including the following:

         - We may abandon a project after spending time and money determining its feasibility.

         -        Construction costs may exceed the original estimates.

         - The revenue from a new project may not be enough to make it profitable.

         - Berkshire may not be able to obtain financing on favorable terms for development of a property.

         - We may not complete construction and lease up on schedule, resulting in increased costs.

         - Berkshire may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

         - Even successful projects require a substantial portion of management's time and attention.

WE ARE REQUIRED TO SUBMIT TO SHAREHOLDERS A VOTE REGARDING
LIQUIDATION.

Our charter requires the Board of Directors to prepare and submit to shareholders a proposal to liquidate Berkshire's assets and distribute the net proceeds to the shareholders. We have mailed definitive proxy materials relating to this proposal to our shareholders with respect to a special meeting of shareholders to be held on July 21, 1999. Berkshire will adopt the liquidation proposal only if shareholders holding a majority of the shares then outstanding approve it. If Berkshire were liquidated, you might receive proceeds that were less than the value of the stock at the time you converted your units. Submitting this proposal to shareholders will cause us to incur costs associated with the shareholder solicitation regardless of the outcome of the vote.

THE INDUSTRY WE OPERATE IN HAS RISKS THAT MAY CAUSE YOUR INVESTMENT TO DECLINE IN VALUE.

Owning real estate involves a variety of risks, including the risks described below:

REALIZING A PROFIT FROM OWNING APARTMENT COMMUNITIES DEPENDS ON MANY FACTORS.

Berkshire invests in apartment communities and therefore is subject to the various risks generally related to owning and developing real property. The value of Berkshire's apartment communities and our ability to distribute cash to shareholders will depend on how well we operate and develop our properties. These are some of the things that may adversely affect our results:

         - Changes in national and local economic conditions, such as oversupply of apartment units or reduction in demand for apartment units in our markets.

         -        The attractiveness of our apartments to tenants.

         - Changes in interest rates and the availability, cost and terms of mortgage financings.

         - The ongoing need for capital improvements in our properties, particularly in older structures.

         - Changes in real estate tax rates and other operating expenses.

         - Changes in governmental rules and fiscal policies and changes in zoning laws.

         - Civil unrest, acts of God, including natural disasters which may result in uninsured losses, acts of war and other factors beyond our control.

OUR BUSINESS DEPENDS ON THE PERFORMANCE OF FOUR MARKETS.

We have made almost all of our investments in Florida, Texas and the Mid-Atlantic and Southeastern United States. Therefore, Berkshire's results will depend to a great extent on the economic conditions in these markets as well as the market for apartment communities generally.

REGULATIONS MAY CAUSE OUR COSTS TO INCREASE OR LIMIT OUR ABILITY TO INCREASE OUR REVENUE.

Many federal, state and local zoning, subdivision, planning, building, environmental and other land use laws and regulations govern real estate. These laws and regulations may place significant restrictions on our ability to develop or improve our real estate. Even unintentional violations of these laws and regulations by us or by our tenants may force us to take corrective action or pay substantial penalties. In particular, various laws and regulations may restrict the amount and process by which we may raise rents, as well as our right to convert a property to other uses, such as condominiums or cooperatives.

WE MAY LOSE SOME OF OUR PROPERTY TO CASUALTIES OR TAKINGS.

Conditions existing on real property may result in injury to people. BRI Partnership may incur liability as a result of such injuries. Such liability may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and conditions of the property. In addition, our properties may suffer loss in value due to causalities such as fire or hurricanes. These losses may be uninsurable in some circumstances or may exceed the limits of insurance maintained at typical amounts for the type and condition of the property. Should an uninsured loss occur, Berkshire could lose both its investment in and anticipated profits and cash flow from a property. Real estate may also be taken, in whole or in part, by public authorities for public purposes in eminent domain proceedings. Awards resulting from such proceedings may not adequately compensate Berkshire for the value lost.

WE MAY NOT BE ABLE TO SELL OUR ASSETS AT THE OPTIMAL TIME.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will therefore be limited. If we must sell an investment, we may not be able to sell the investment in the time period we desire or at a price that will recoup or exceed the amount of our cost for the investment.

OUR EXPENSES MAY INCREASE, RESULTING IN A DECREASE OF THE FUNDS AVAILABLE TO PAY DIVIDENDS TO SHAREHOLDERS.

BRI Partnership must pay the expenses associated with operating its apartment communities. These expenses include:

         -        cleaning
         -        electricity
         -        heating, ventilation and air conditioning
         -        elevator repair and maintenance
         -        insurance and administrative costs
         - other general costs associated with security, landscaping, repairs and maintenance

If these expenses increase, the local rental market may limit the extent to which we may increase rents to meet these increased operating expenses without decreasing occupancy rates. If these operating expenses increase faster than rental rates, our results of operations, financial condition and ability to pay distributions to shareholders could be adversely affected.

WE MAY INCUR COSTS IF WE DO NOT COMPLY WITH THE FAIR HOUSING AMENDMENTS ACT AND AMERICANS WITH DISABILITIES ACT.

The Fair Housing Amendments Act imposes requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1991 or for which construction permits were obtained after June 15, 1990. If Berkshire does not comply with this statute, we might have to pay fines to the United States government or damages to private litigants.

All of our properties must comply with the Americans with Disabilities Act to the extent such properties are "public accommodations" or "commercial facilities," as defined by this statute. The law requires that facilities, including leasing offices, open to the general public be made accessible to people with disabilities. Individual apartment units are not considered public accommodations for these purposes. Compliance with this law's requirements could require removal of access barriers and other capital improvements to the public areas of Berkshire's properties. Noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. If any changes to our properties subsequently are required that involve material expenditures, our results of operation, financial condition and ability to make expected distributions to shareholders could be adversely affected.

OUR JOINT VENTURE PARTNERS MAY HAVE DIFFERENT INTERESTS THAN WE DO, RESULTING IN A LOSS OF VALUE OF SOME OF OUR PROPERTIES OR AN INABILITY TO TAKE ADVANTAGE OF FAVORABLE OPPORTUNITIES.

Any of our investments in a joint venture partnership which owns property may involve risks which would not be present in a direct investment in real estate. For example, our joint venture partner may experience financial difficulties and may at any time have economic or business interests or goals which are inconsistent with our business interests and goals or contrary to our policies or objectives. Our partner might take actions that would subject the property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement. In addition, we might reach an impasse with our partner since either party may disagree with a proposed transaction involving the property owned by the joint venture and impede any proposed action.

FINANCINGS

WE MAY NOT BE ABLE TO MAKE THE REQUIRED PAYMENTS ON OUR DEBT.

As of March 31, 1999, we had approximately $609,663,000 of total debt. Payments of principal and interest on mortgage borrowings may leave us with insufficient cash resources to operate our apartment communities or pay distributions required to be paid in order for us to maintain our qualification as a REIT.

If we cannot make payments on a loan secured by a mortgage, the lender could foreclose on the property securing the loan. If this happens, Berkshire will lose the income from the property and any value the property had. Even if a loan is nonrecourse, the lender might have the right to recover deficiencies arising from fraud, environmental liabilities or other circumstances. Foreclosure could also create taxable income without producing any cash, thereby reducing our cash available for distribution and hindering our ability to meet the tax requirements for a REIT.

In connection with acquiring 39 properties in exchange for units, we agreed to maintain prescribed levels of nonrecourse debt on these properties. The purpose of these agreements was to minimize the tax consequences of the acquisitions to the unit recipients. If we do not maintain the required level of debt, we would be in default under these agreements and could be liable to the holders of the units.

WE MAY NOT BE ABLE TO REFINANCE OUR DEBT WHEN IT COMES DUE.

When any of our debt secured by real property comes due, we will have to refinance the debt or sell the property that secures the debt. If the interest rate on the new debt is higher than the rate on the old debt, our costs will increase. Our ability to refinance any of this debt and the terms on which we might refinance will depend upon economic conditions in general and specifically on conditions in the capital markets. We cannot guarantee that we could refinance or repay any of these mortgage loans at maturity.

WE DO NOT HAVE A LIMIT ON HOW MUCH DEBT WE CAN INCUR.

We currently have a policy of incurring debt only if upon such incurrence the ratio of Berkshire's debt to the value of its assets would be 50% or less. Although we have adopted this policy, Berkshire's governing documents contain no limitation on the amount of indebtedness Berkshire may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary for Berkshire to continue to qualify as a REIT.

THE INTEREST RATES OF OUR CREDIT FACILITY MAY INCREASE, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO PAY DIVIDENDS TO SHAREHOLDERS.

Outstanding advances under our credit facility bears interest at a variable rate. As of March 31, 1999, this credit facility had an outstanding balance of $173,100,000. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase Berkshire's interest expense, which could adversely affect Berkshire's results of operations, financial condition and ability to pay expected distributions to shareholders. An increase in interest expense could also cause us to be in default under our credit facilities.

POTENTIAL ENVIRONMENTAL LIABILITY - OUR PROPERTIES MAY HAVE
ENVIRONMENTAL CONTAMINATION, WHICH COULD REDUCE THE VALUE OF YOUR
INVESTMENT.

Various federal, state and local environmental laws, ordinances and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on the property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Third parties may seek recovery from owners or operators of such properties or persons who arranged for the disposal or treatment of hazardous or toxic substances. Therefore, owners and operators are potentially liable for removal or remediation costs, as well as other related costs, including governmental fines and injuries to persons and property, related to such facilities.

ANTI-TAKEOVER PROVISIONS - BECAUSE OUR GOVERNING DOCUMENTS CONTAIN PROVISIONS THAT MAY INHIBIT A TAKEOVER OF BERKSHIRE, YOU MAY NOT HAVE THE OPPORTUNITY TO REALIZE A PREMIUM ON YOUR INVESTMENT.

Our charter places restrictions on the accumulation of shares in excess of 9.8% of the number of outstanding shares of common stock, subject to exceptions permitted with the approval of the Board of Directors to allow (1) underwritten offerings, or (2) the sale of equity securities in circumstances where the Board of Directors determines Berkshire's REIT federal tax status will not be jeopardized. This ownership limitation may:

         -        discourage a change in control of Berkshire.

         - deter tender offers for the common stock, which offers may be advantageous to shareholders.

         - limit the opportunity for shareholders to receive a premium for their shares of common stock that might otherwise exist.

Under Berkshire's charter, the election of directors is staggered such that approximately one-third of the directors are elected to three-year terms each year. This provision may discourage a change in control of Berkshire. In addition, the governing documents require a supermajority vote to amend those portions of the governing documents which concern:

         -        the definition of "supermajority".

         -        the requirements for amending the governing documents.

         -        the requirements regarding excess share ownership.

         -        the actions which require a supermajority vote.

         -        the requirements regarding business combinations.

Additional provisions of the governing documents restrict the shareholders' ability to nominate candidates for election as directors. In addition, Berkshire is subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations between Berkshire and its shareholders.

Any of the provisions discussed above may have the effect of delaying, deferring or preventing a transaction or change in control of Berkshire that might involve a premium price for the shares of common stock or that otherwise might be in the best interest of our shareholders.

Berkshire has an authorized class of 60,000,000 shares of preferred stock. Currently Berkshire has approximately 2.7 million shares of its 1997 Series-A Preferred Stock outstanding. The Board of Directors may issue the remaining 57.3 million shares on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending on its rights, preferences, and designations, may have the effect of delaying, deterring, or preventing a change in control of Berkshire.

OUR GOVERNING DOCUMENTS CONTAIN NO RESTRICTIONS ON THE TYPES OF INVESTMENTS WE MAY MAKE, WHICH MAY RESULT IN A PORTFOLIO SIGNIFICANTLY DIFFERENT FROM THE ONE IN EXISTENCE AT THE TIME YOU ELECT TO CONVERT YOUR UNITS.

Berkshire's Board of Directors may change its investment policies without a vote of the shareholders. Consequently, shareholders will have no direct control over the kinds of investments Berkshire makes.

TAX

WE MAY FAIL TO QUALIFY AS A REIT, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO DISTRIBUTE TO SHAREHOLDERS.

To maintain our status as a REIT, we must continually meet specified criteria concerning, among other things, our common stock ownership, the nature of our assets, the sources of our income and the amount of distributions we make to shareholders.

If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be taxed on our income at regular corporate tax rates. If our status as a REIT were terminated, we might not be able to elect to be treated as a REIT for the following five-year period. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved.

BECAUSE THE TAX LAWS REQUIRE US TO DISTRIBUTE MOST OF OUR TAXABLE INCOME, WE MAY HAVE TO BORROW ADDITIONAL FUNDS OR FORGO OTHER USES OF OUR CAPITAL.

To qualify as a REIT, we generally are required each year to distribute to our shareholders at least 95% of our taxable income, excluding any net capital gain. In addition, Berkshire is subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by it with respect to any calendar year are less than the sum of:

         -        85% of its ordinary income for that year,

         -        95% of its capital gain net income for that year, and

         -        100% of its undistributed taxable income from prior years.

We may have to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, capital expenditures or repayment of debt. In that event, we might have to borrow funds or sell assets to fund the costs of such items.

IF BRI PARTNERSHIP FAILS TO QUALIFY AS A PARTNERSHIP, WE WILL HAVE LESS CASH AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

We have not requested, and do not expect to request, a ruling from the Internal Revenue Service that BRI Partnership and each of its noncorporate operating subsidiaries will be classified as partnerships for federal income tax purposes. If the agency were to successfully challenge the tax status of BRI Partnership or any noncorporate operating subsidiary as a partnership for federal income tax purposes, BRI Partnership or the noncorporate subsidiary would be taxed as a corporation. If that happened, Berkshire would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on BRI Partnership would reduce substantially the amount of cash available for distribution from BRI Partnership to Berkshire and its shareholders.

CHANGES IN TAX LAW MAY AFFECT THE VALUE OF OUR ASSETS AND YOUR INVESTMENT.

The current federal income tax treatment of an investment in Berkshire may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. In addition to any direct effects which such changes might have, such changes might also indirectly affect the market value of all real estate investments and, consequently, our ability to realize our business objectives.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Any statements that are not statements of historical fact may be forward-looking statements. Words such as "believes," "may," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in the section titled "Risk Factors" and other factors noted throughout this prospectus, including risks and uncertainties, could cause our actual results to differ materially from those indicated by any forward-looking statement.

                         BERKSHIRE REALTY COMPANY, INC.

GENERAL

         Berkshire Realty Company, Inc. is a REIT which acquires, renovates, rehabilitates, develops and operates apartment communities. Founded in 1991 with 15 apartment communities containing approximately 4,200 units, as of June 15, 1999, Berkshire owned 82 apartment communities consisting of 24,387 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States. Berkshire is a Delaware corporation, and its shares of common stock, $.01 par value per share, are listed for trading on the New York Stock Exchange. The shares of common stock are subject to restrictions on ownership designed to preserve Berkshire's status as a REIT for federal income tax purposes.

         The operations of Berkshire are conducted primarily through BRI Partnership and through their other subsidiaries. As of June 15, 1999, Berkshire held approximately 79.2% of the units of partnership interest in BRI Partnership in its capacity as a special limited partner and through its 100% ownership of Berkshire Apartments, Inc. The remaining approximately 20.8% of the partnership interests in BRI Partnership was owned by affiliated and unaffiliated third parties.

         Berkshire's property management and development offices are located in Atlanta, Georgia. In addition, Berkshire operates six regional offices in Atlanta, Georgia; Columbia, Maryland; Greenville, South Carolina; Dallas and Houston, Texas. At December 31, 1998, Berkshire had approximately 1,000 employees.

         Berkshire believes that its real properties are adequately covered by insurance and that the properties are suitable for their intended use as apartment communities.

RECENT ACQUISITIONS

         Set forth below is information regarding our real estate acquisitions since January 1, 1998.


                          Apartment                                                Debt           Interest       Partnership
    Date     Location       Units         Total Cost            Cash              Assumed           Rate         Units Issued
    ----     --------       -----         ----------            ----              -------           ----         ------------
1/21/98    Dallas, TX           208    $   6.8 million     $  2.0 million     $  4.0 million         7.875%      $     720,000

2/04/98    Austin,            2,266     $ 81.2 million     $ 58.9 million     $ 14.3 million         8.510%      $ 8.0 million
  and      San Antonio &
4/09/98    Houston, TX

2/12/98    Baltimore, MD        144    $   7.3 million                 --     $  5.8 million         7.055%      $ 1.5 million

2/26/98    Tamarac, FL          232    $   9.6 million     $  7.8 million                 --             --      $ 1.8 million

3/14/98    St. Petersburg,      809    $  23.0 million     $  2.4 million     $ 14.4 million         7.062%      $ 6.2 million
           FL
6/18/98    San Antonio,         319    $  11.4 million     $ 11.4 million                 --             --                 --
           TX
7/08/98    Atlanta, GA        1,076    $  59.7 million     $ 19.3 million     $ 40.4 million         8.040-                 --
                                                                                                     8.600%
1/07/99    Baltimore, MD        264     $ 25.5 million     $ 25.5 million                 --             --                 --


RECENT DISPOSITIONS

         Set forth below is information regarding our real estate dispositions since January 1, 1998.


                                            Type of
    Date           Location                Property              Sale Price       Gain (Loss)
---------       --------------          ---------------        ----------------   -------------
1/05/98         Jonesboro, GA            retail center         $   9.5 million      ($  10,000)

1/30/98         Fort Myers, FL           retail center         $   6.0 million       $ 516,000

1/30/98         Spring Valley, NY        retail center         $  29.6 million       $  50,000

5/13/98         Dallas, TX               parcel of land        $   2.0 million       $ 543,000

         There were no material relationships between the entities from whom the assets were acquired or to whom the assets were sold and Berkshire or any of its affiliates, any director or officer of Berkshire, or any associate of any such director or officer.

                                 USE OF PROCEEDS

         Berkshire will not receive any proceeds from the sale of any shares offered by this prospectus.

                              AVAILABLE INFORMATION

         Berkshire is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by Berkshire pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information concerning the operation of the Public Reference Room may be obtained by telephoning the SEC at 1-800-SEC-0330. In addition, Berkshire is required to file electronic versions of these documents through the SEC's Electronic Data Gathering Analysis and Retrieval system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The common stock of Berkshire is listed on the New York Stock Exchange, and similar information concerning Berkshire can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Berkshire has filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information concerning Berkshire and the securities offered hereby, reference is made to the registration statement, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the SEC at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF VARIOUS DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Berkshire with the SEC (File No. 1-10660) are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the year ended December 31, 1998 as filed on March 19, 1999, as amended by Annual Report on Form 10-K/A as filed on May 7, 1999;

         (b)      Current Report on Form 8-K as filed on October 30, 1998;

         (c)      Current Report on Form 8-K as filed on April 15, 1999;

         (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed on May 17, 1999; and

         (e) the description of the common stock contained in Berkshire's registration statement on Form 8-A as filed on November 19, 1990, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by Berkshire pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all redemption shares offered hereby have been sold or which deregisters all redemption shares then remaining unsold shall be deemed to be incorporated by reference into this prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other document subsequently filed with the SEC which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Berkshire will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein, not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for such copies should be directed to: Berkshire Realty Company, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108, Attention: Investor Communications Department, telephone (888) 867-0100.

                  DESCRIPTION OF THE CAPITAL STOCK OF BERKSHIRE

         The authorized capital stock of Berkshire consists of 140,000,000 shares of common stock and 60,000,000 shares of preferred stock.

COMMON STOCK

         Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of preferred stock, holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the common stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of Berkshire, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of preferred stock. Holders of common stock have no pre-emptive, subscription, conversion or redemption rights and have no cumulative voting rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon; some matters, however, require a supermajority vote. The outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         GENERAL. The Board of Directors is empowered by Berkshire's charter to designate and issue from time to time one or more classes or series of preferred stock without shareholder approval. The Board of Directors may fix the relative rights, limitations, preferences and privileges of each class or series of preferred stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders in any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock.

         SERIES 1997-A PREFERRED STOCK. Berkshire has designated and issued approximately 2.7 million shares of the Series 1997-A Preferred pursuant to the authority granted by the charter. As of the date hereof, approximately
2.3 million shares of Series 1997-A Preferred are owned by affiliates of Westbrook Partners, L.L.C. and the balance is owned by six clients of Morgan Stanley, Dean Witter, Discover & Co. The outstanding shares of Series 1997-A Preferred are fully paid and nonassessable. The Certificate of Designation for the Series 1997-A Preferred sets forth the preferences, powers and rights of the holders of shares of such stock including, but not limited to, the following:

                                    DIVIDENDS

         Holders of shares of Series 1997-A Preferred are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, preferential cumulative quarterly cash dividends equal to the greater of:

         -        2.25% of $25.00 per share and

         - the dollar amount of the dividend paid per share of common stock multiplied by the number of shares of common stock into which each share of Series 1997-A Preferred is then entitled to be converted.

Such dividends accrue whether or not Berkshire has earnings or surplus and are payable before any dividends or distributions are paid on, or Berkshire makes any redemptions or purchases of, shares of common stock.

                                  VOTING RIGHTS

         Holders of shares of Series 1997-A Preferred are entitled to vote, together with the holders of common stock as one class, on all matters on which the holders of common stock are entitled to vote. Each share of Series 1997-A Preferred is entitled to the number of votes as equal the number of shares of common stock into which a share of Series 1997-A Preferred is then entitled to be converted. The affirmative vote of a majority of the Series 1997-A Preferred is required in order to:

         - issue additional shares of Series 1997-A Preferred or increase the number of authorized shares of Series 1997-A Preferred.

         -        authorize any reclassification of the Series 1997-A
                  Preferred.

         -        require the exchange of Series 1997-A Preferred.

         - amend, alter or repeal any provisions of the by-laws of Berkshire in a manner that would adversely affect the holders of Series 1997-A Preferred.

         - amend, alter or repeal any provisions of the charter of Berkshire, the terms of the Series 1997-A Preferred or any other pertinent organizational document in a manner that would adversely affect the rights and preferences of the Series 1997-A Preferred.

         In addition, for so long as there are outstanding at least 793,730 shares of Series 1997-A Preferred, the affirmative vote of a majority of the Series 1997-A Preferred is required for the following actions:

         - the transfer by Berkshire of the ownership of any interest in the general partner of BRI Partnership, the transfer by the general partner to a third party of the right to exercise all or a portion of its rights as the general partner of BRI Partnership or the transfer by Berkshire in a single transaction or series of transactions of assets owned directly or indirectly by Berkshire having a value in excess of 10% of the fully-diluted market capitalization of Berkshire within any 90-day period or 20% of such market capitalization within any 360-day period.

         -        Berkshire's termination as a REIT.

         - the alteration of Berkshire's business such that real estate assets owned directly or indirectly by Berkshire are, on a square foot basis, less than 90% invested in multifamily residential properties.

         Holders of Series 1997-A Preferred are entitled to elect one director to the Board of Directors of Berkshire. In addition, if four consecutive Series 1997-A Preferred quarterly dividends are in arrears, then the number of directors of Berkshire will be increased by the smallest number representing a majority of the number of directors of Berkshire, and the holders of Series 1997-A Preferred will be entitled to elect such number of directors.

                        MERGERS AND SIMILAR TRANSACTIONS

         Upon

         - the transfer of substantially all the assets owned directly or indirectly by Berkshire;

         - the merger or consolidation of Berkshire or BRI Partnership with a third party other than a merger of Berkshire and a wholly-owned subsidiary of Berkshire in which the fully-diluted market capitalization of Berkshire is unchanged;

         - any recapitalization of Berkshire, BRI Partnership and subsidiaries of Berkshire, considered as a whole, in a single transaction or series of transactions, aggregating 50% or more of the fully-diluted market capitalization of Berkshire; or

         -        a change of control of Berkshire or BRI Partnership,

holders of Series 1997-A Preferred will be entitled to receive at their option either (1) out of the assets of Berkshire available for distribution to shareholders and before any payment to holders of common stock, an amount per share equal to 115% of the sum of $25.00 and all accrued and unpaid dividends or (2) common stock on conversion of their Series 1997-A Preferred.

                                   LIQUIDATION

         Upon liquidation, dissolution or winding-up of Berkshire, holders of Series 1997-A Preferred will be entitled to receive at their option either:

         - out of the assets of Berkshire available for distribution to shareholders and before any payment to holders of common stock, an amount per share as set forth below:


                                                Percent of $25.00, together with
Date of liquidation, dissolution or winding-up  accrued and unpaid dividends
----------------------------------------------  ----------------------------
Before September 25, 2002                                       115%

On or after September 25, 2002 but before                       110%
  September 25, 2003

On or after September 25, 2003 but before                       105%
  September 25, 2004

On or after September 25, 2004                                  100%


or


         -        common stock on conversion of their Series 1997-A
                  Preferred.

Notwithstanding the foregoing, if liquidation, dissolution or winding-up of Berkshire occurs as a result of the adoption and implementation of a plan of liquidation pursuant to rights granted to shareholders in Berkshire's charter, then holders of Series 1997-A Preferred who voted in favor of the adoption of that plan will be entitled to receive at their option either:

         - an amount per share equal to 100% of the sum of $25.00 and all accrued and unpaid dividends or

         -        common stock on conversion of their Series 1997-A
                  Preferred.

                                   CONVERSION

         Each share of Series 1997-A Preferred is convertible at the option of the holder beginning September 19, 1998 into 2.0756 shares of common stock, based on a conversion price of $12.04 per share of common stock. The conversion price is subject to adjustment in same events.

                                   REDEMPTION

         In the event of Berkshire's termination as a REIT, each holder of Series 1997-A Preferred will have the right to require Berkshire to redeem any or all of such holder's shares of Series 1997-A Preferred at a redemption price per share equal to 115% of the sum of $25.00 and all accrued and unpaid dividends.

                                    PRIORITY

         The terms of the Series 1997-A Preferred provide that it will rank prior to any other series of preferred stock, prior to common stock and prior to any other class or series of capital stock of Berkshire with respect to the payment of dividends, the right to redemption and the distribution preference in the event of a change in ownership or the liquidation, dissolution or winding-up of Berkshire. Except as otherwise agreed to in the stock purchase agreement among Berkshire, Westbrook Partners, L.L.C. and Westbrook Berkshire Holdings, L.L.C., pursuant to which the shares of Series 1997-A Preferred were issued and sold, holders of Series 1997-A Preferred have no preemptive rights.

CHARTER AND BY-LAW PROVISIONS

         GENERAL. Shareholders' rights and related matters are governed by the Delaware General Corporation Law and Berkshire's organizational documents. Some provisions of the organizational documents, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of Berkshire.

         VOTING REQUIREMENTS. Holders of shares of common stock of Berkshire and Series 1997-A Preferred, voting on an as converted basis with the holders of shares of common stock, by a majority or supermajority vote, may take actions, including approving amendments to Berkshire's charter. Any such change, if approved by the holders of the requisite number of shares, would be binding on all nonconsenting shareholders. Under the organizational documents, a supermajority vote is required in order to amend those portions of the organizational documents which concern:

         -        the definition of "supermajority".

         - the requirements for amending the organizational documents.

         -        the requirements regarding excess share ownership.

         -        the actions which require a supermajority vote.

         -        the requirements regarding business combinations.

         -        the staggering of the terms of the directors.

         -        the limitation of the liability of directors.

         -        the perpetual life of Berkshire.

A supermajority vote is defined to mean the vote or consent of shareholders owning at least 66-2/3% of the outstanding shares of capital stock entitled at the time to vote on the election of directors. Shareholders may not take action by written consent without a meeting.

         SPECIAL MEETINGS. Special meetings may be called, to address specific matters, by the Chairman of the Board, the President of Berkshire or a majority of the directors or independent directors. Shareholders may not call a special meeting.

         STAGGERED BOARD OF DIRECTORS. The charter classifies the directors, concerning the term of their respective directorships, into three classes, one of which is elected annually.

         The provisions for a classified Board, together with related provisions designed to strengthen the position of the Board by

         - providing for limitations on the removal of directors and the filling of vacancies on the Board;

         - requiring that shareholder action be taken only at an annual meeting or a special meeting and limiting the ability of shareholders to call special meetings;

         - prescribing procedures for the advance notice of shareholder proposals and nominations of directors by the shareholders; and

         - requiring a supermajority vote to effect changes in the foregoing provisions,

have the overall effect of making it more difficult to acquire and exercise control of Berkshire and to remove incumbent officers and directors, providing such officers and directors with enhanced ability to retain their positions. Such provisions may also limit shareholder participation in some types of transactions that might be proposed whether or not such transactions were favored by a majority of shareholders.

BUSINESS COMBINATIONS

         Berkshire's organizational documents affirmatively adopt Section 203 of the Delaware General Corporation Law, which prohibits interested shareholders from engaging in a business combination with Berkshire. Specifically, the organizational documents prohibit any person owning 15% or more of the outstanding voting shares of Berkshire, excluding persons holding an excess of 15% as a result of an action solely by Berkshire, from engaging in a merger or consolidation or other specified transaction with Berkshire which would have the effect of the interested shareholder gaining control of Berkshire for a period of three years following the time that such shareholder became an interested shareholder, unless:

         - prior to such time, the Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

         - upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of Berkshire then outstanding, excluding shares held by directors who are also officers of Berkshire and employees' stock plans in which employees do not have the right to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer;
                  or

         - at or subsequent to such time, the business combination is approved by the Board and authorized by a supermajority vote, excluding the shares owned by the interested shareholder.

         The provisions of the organizational documents concerning business combinations and the restriction on the transfer of shares which are described above cannot be changed except by amendment to the organizational documents by a supermajority vote.

SHAREHOLDER RIGHTS PLAN

         Berkshire may adopt a plan intended to force the initiator of a hostile takeover to negotiate by granting the shareholders rights to buy shares at a bargain price. Such a plan (1) may have the effect of discouraging changes of control of Berkshire, and (2) may limit the opportunity of a shareholder to receive a premium for his or her shares in the event an investor is making purchases to assemble a block of shares.

RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OF EXCESS SHARES

         TAX REQUIREMENTS. For Berkshire to qualify as a REIT under the Internal Revenue Code of 1986, not more than 50% of its outstanding shares may be owned by five or fewer individuals during the last half of the year, and the shares of common stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Furthermore, Berkshire cannot own, directly or by attribution, 10% or more of any tenant of a property or a property securing a mortgage loan investment from which Berkshire is entitled to receive an additional equity return.

         EXCESS SHARES.  The organizational documents:

         - provide that if any person or group of affiliated persons directly or indirectly acquires ownership, in the aggregate, of more than 9.8% of the then outstanding shares of capital stock, such excess shares shall be deprived of voting rights, shall not be included in any quorum count and any dividends and distributions on such shares shall be paid into an escrow account payable to the holder of the excess shares at the time they cease to be excess shares, and

         - empower the Board (1) to refuse to permit any transfer of shares of capital stock that, in its sole discretion, would jeopardize the status of Berkshire as a REIT and (2) to repurchase any excess shares to maintain or bring the ownership of shares into conformity with such 9.8% limit.

The 9.8% limitation on ownership of shares of common stock encompasses shares held directly or indirectly as a result of options, warrants or other convertible securities.

         Berkshire may require each proposed transferee of shares of capital stock to deliver a statement or affidavit setting forth the number of shares, if any, already owned, directly, indirectly or by attribution by such transferee and may refuse to permit any transfer of shares which would cause an accumulation of shares that would jeopardize the status of Berkshire as a REIT. A shareholder who knowingly holds excess shares is required to indemnify Berkshire for any losses Berkshire may suffer as a result of such holdings.

         PURCHASE BY BERKSHIRE. Excess shares shall be deemed to be offered for sale to Berkshire or its designees. The purchase price will be the average closing sales price as reported by the New York Stock Exchange during the 30-day period ending on the business day prior to the purchase date. The organizational documents further provide that the purchase price may be paid in the form of a promissory note of Berkshire. However, if the person from whom the excess shares were purchased sells a like number of his or her remaining shares within 30 days of the purchase date, then Berkshire shall rescind the purchase of the excess shares unless counsel to Berkshire is of the opinion that such rescission would jeopardize Berkshire's tax status as a REIT. In that event, in lieu of rescission, Berkshire shall make immediate payment for the shares.

         EXCEPTIONS. Such provisions do not apply to the acquisition of shares by an underwriter in a public offering by Berkshire or to any transaction involving the issuance of shares by Berkshire when its qualification as a REIT would not be jeopardized.

         AMENDMENT. The provisions of the organizational documents concerning excess shares cannot be changed except by amendment of the organizational documents by a supermajority vote.

DISSOLUTION

         Berkshire may be dissolved at any time by supermajority vote and, otherwise, pursuant to the procedure set forth in the Delaware General Corporation Law. The charter requires Berkshire's Board of Directors to prepare and submit to the shareholders on or before December 31, 1998 a proposal to liquidate Berkshire's assets and distribute the net proceeds of such liquidation. Berkshire has mailed definitive proxy materials relating to this proposal to our shareholders with respect to a special meeting of shareholders to be held on July 21, 1999. The liquidation proposal will become effective only if approved by shareholders holding a majority of voting shares then outstanding.

LIMITATION OF DIRECTORS' LIABILITY

         Berkshire's charter provides for indemnification of its officers and directors to the fullest extent permitted by Sections 145 and 102(b)(7) of the Delaware General Corporation Law and relieves the directors of monetary liabilities to Berkshire and its shareholders, except for:

         -        breaches of the duty of loyalty;

         - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         - liability under Section 174 of the Delaware General Corporation Law; and

         - any transaction from which the director derived an improper personal benefit.

In general, Delaware law permits Berkshire to indemnify its officers and directors so long as they act in good faith and in a manner reasonably believed by them to be in, or not opposed to, the best interests of Berkshire. Subject to the provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, Berkshire intends to indemnify its officers and directors against losses, liabilities and expenses including attorneys' fees, incurred by them that are related to their being officers or directors of Berkshire.

TRANSFER AGENT

         The transfer agent and registrar for Berkshire's common stock is American Stock Transfer & Trust Company.

                               REGISTRATION RIGHTS

         The registration of the shares pursuant to the registration statement of which this prospectus is a part will discharge Berkshire's obligations with respect to such shares to the selling stockholders under the terms of a series of substantially identical registration rights agreements. The following summary does not purport to be complete and is qualified in its entirety by reference to the registration rights agreements.

         REGISTRATION OF SHARES. Under the registration rights agreements, Berkshire is required to file a shelf registration statement covering the shares and to use its best efforts to have such shelf registration declared effective by the SEC on or prior to 90 days after the date of filing. Berkshire is required to use its best efforts to keep the shelf registration effective until all the shares have been sold pursuant to its terms. Berkshire will not be required to maintain the effectiveness of the shelf registration with respect to any shares which:

         -        have ceased to be outstanding;

         - have been transferred and (1) Berkshire has delivered a new certificate or other evidence of ownership not bearing the restrictive legend set forth on the certificate issued in connection with the initial issuance of the shares or other legend of similar import and (2) in the reasonable opinion of counsel to Berkshire, the subsequent disposition of such shares would not require registration or qualification under the Securities Act;

         - have been sold pursuant to either the shelf registration or rule 144 promulgated under the Securities Act; or

         -        are capable of being sold pursuant to rule 144.

         EXPENSES AND INDEMNIFICATION. Pursuant to the terms of the registration rights agreements, Berkshire has agreed to pay all expenses incurred in the registration of the shares other than selling commissions and discounts, brokerage fees and transfer taxes or any legal, accounting and other expenses incurred by the selling stockholders thereunder. Berkshire also has agreed to indemnify the selling stockholders under the shelf registration and its officers, directors and other affiliated persons and any person who controls a selling stockholder against any and all losses, claims, damages and expenses arising under the securities laws in connection with the registration statement or this prospectus, except for liabilities arising from information provided by the selling stockholder. In addition, the selling stockholders have agreed to indemnify Berkshire and its directors, officers and any person who controls Berkshire against all losses, claims, damages and expenses arising under the securities laws insofar as such loss, claim, damage or expense relates to written information or affidavit furnished to Berkshire by the selling stockholders for use in the shelf registration or prospectus or an amendment or supplement thereto. Berkshire is not required to indemnify the selling stockholders for the failure by the selling stockholders to deliver or cause to be delivered the prospectus or any amendment or supplement hereto to any purchaser from the selling stockholders of shares covered by the shelf registration after Berkshire has furnished the selling stockholders with a sufficient number of copies of the prospectus.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
                                AND CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations and consequences relating to a holder of common stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or shareholders subject to special treatment under the federal income tax law. Shareholders subject to special treatment include insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. The information in this section is based on the Internal Revenue Code, including the provisions of the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, court decisions and current administrative interpretations and practices of the Internal Revenue Service, all as of the date hereof. The current administrative interpretations and practices of the Internal Revenue Service include its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling. No assurance can be given that future legislation, Treasury Regulations, court decisions and administrative interpretations will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Berkshire has not requested and does not plan to request any rulings from the Internal Revenue Service concerning the tax treatment of Berkshire or BRI Partnership. Thus, no assurance can be provided that the statements set forth herein, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

         EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF BERKSHIRE

         Berkshire has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ended December 31, 1991. Berkshire believes that it has been organized and operated in a manner so as to qualify as a REIT, and Berkshire intends to continue to operate in such a manner. So long as Berkshire qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, Berkshire will be subject to federal income tax in specific circumstances, including the following:

         First, Berkshire will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

         Second, under specific circumstances, Berkshire may be subject to the "alternative minimum tax" on its items of tax preference.

         Third, if Berkshire has

         - net income from the sale or other disposition of "foreclosure property" is held primarily for sale to customers in the ordinary course of business. Generally, foreclosure property includes property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property; or

         - other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

         Fourth, if Berkshire has net income from prohibited transactions such income will be subject to a 100% tax. Generally, prohibited transactions include some sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

         Fifth, if Berkshire should fail to satisfy the 75% gross income test or the 95% gross income test both set forth in Section 856 of the Internal Revenue Code, and has nonetheless maintained its qualification as a REIT because other statutory requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Berkshire fails the 75% or 95% gross income test.

         Sixth, if Berkshire should fail to distribute during each calendar year at least the sum of

         -        85% of its REIT ordinary income for such year;

         -        95% of its REIT capital gain net income for such year; and

         - any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         Seventh, if Berkshire acquires or has acquired any asset from a C corporation in a transaction in which the basis of such asset in the acquiror's hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, pursuant to anticipated Treasury Regulations not yet promulgated, Berkshire will be subject to tax at the highest regular corporate rate applicable to the extent of such asset's "built-in gain." For this purpose, built-in gain is equal to the excess of (a) the fair market value of such asset at the time of the acquisition by Berkshire over (b) the adjusted basis in such asset, determined at the time of such acquisition. The results described above with respect to the recognition of built-in gain assume that Berkshire will make an election pursuant to Notice 88-19 with respect to any such acquisition.

         REQUIREMENTS FOR QUALIFICATION. The Internal Revenue Code defines a REIT as a corporation, trust or association:

         (1)      that is managed by one or more trustees or directors;

         (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest;

         (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         (4) that is neither a financial institution nor an insurance company subject to provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals. For this purpose, "individuals" includes specific types of entities, as set forth in the Internal Revenue Code; and

         (7) that meets other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

         Berkshire's organizational documents contain restrictions regarding the transfer of its capital stock that are intended to assist Berkshire in continuing to satisfy the stock ownership requirements described in conditions
(5) and (6). Moreover, pursuant to the Taxpayer Relief Act of 1997, for Berkshire's taxable years commencing on or after January 1, 1998, if Berkshire complies with regulatory rules pursuant to which it is required to send annual letters to holders of its capital stock requesting information regarding the actual ownership of the capital stock, and Berkshire does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6) above, Berkshire will be treated as having met the requirement.

         INCOME TESTS. In order to maintain qualification as a REIT, Berkshire must satisfy gross income requirements set forth in the Internal Revenue Code, which are applied on an annual basis. First, at least 75% of Berkshire's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, in all circumstances, interest, or from specific types of temporary investments, all as set forth in the Internal Revenue Code. Second, at least 95% of Berkshire's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

                                      RENT

         Rents received by Berkshire will qualify as rents from real property in satisfying the gross income requirements described above only if each of the following conditions are met:

         - The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         - The Internal Revenue Code provides that rents received from a tenant will not qualify as rents from real property if such rent is received from a "related party tenant." For this purpose, a tenant is a related party tenant if Berkshire, or an owner of 10% or more of Berkshire, directly or constructively owns 10% or more of such tenant.

         - If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

         - For rents to qualify as rents from real property, Berkshire generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom Berkshire derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Berkshire are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

                                    SERVICES

         Pursuant to the Taxpayer Relief Act of 1997, for Berkshire's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if Berkshire were to provide services that are not permissible services so long as the amount received for such services meets a DE MINIMIS standard. The amount received for "impermissible services" with respect to a property, or, if services are not available to all tenants, possibly with respect to the tenants to whom they are available, cannot exceed 1% of all amounts received, directly or indirectly, by Berkshire with respect to such property, or, if services are not available to all tenants, possibly with respect to the tenants to whom they are available. In computing any such amounts, the amount that Berkshire would be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to Berkshire of providing those services.

         Berkshire provides services with respect to the properties through BRI Partnership, which is not an "independent contractor." However, Berkshire believes that all of such services are considered usually or customarily rendered in connection with the rental of space for occupancy only, so that the provision of such services do not jeopardize the qualification of rent from the properties as rents from real property. In the case of any services that are not "usual and customary" under the foregoing rules, Berkshire intends to employ independent contractors to provide such services.

                                RELIEF PROVISIONS

         If Berkshire fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under provisions of the Internal Revenue Code. It is not possible, however, to state whether in all circumstances Berkshire would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         ASSET TESTS. Berkshire, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets:

         - at least 75% of the value of Berkshire's total assets must be represented by real estate assets including (1) its allocable share of real estate assets held by partnerships in which Berkshire has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering or long-term, at least five years, debt offering of Berkshire and held for not more than one year following the receipt by Berkshire of such proceeds, as well as cash, cash items and government securities;

         - not more than 25% of Berkshire's total assets may be represented by securities other than those in the 75% asset class; and

         - of the investments included in the 25% asset class, the value of any one issuer's securities other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT owned by Berkshire may not exceed 5% of the value of Berkshire's total assets, and Berkshire may not own more than 10% of any one issuer's outstanding voting securities other than an interest in a partnership or securities of a qualified REIT subsidiary or another REIT.

         After initially meeting the asset tests at the close of any quarter, Berkshire will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Berkshire intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and plans to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

         ANNUAL DISTRIBUTION REQUIREMENTS. Berkshire, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to

         - the sum of (1) 95% of Berkshire's "REIT taxable income", computed without regard to the dividends paid deduction and Berkshire's net capital gain, and (2) 95% of the net income, after tax, if any, from foreclosure property, minus

         - the amount of non-cash income items as set forth in the Internal Revenue Code.

In addition, if Berkshire disposes of any assets with built-in gain during the 10-year period beginning on the date Berkshire acquired that asset, Berkshire will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the amount, if any, equal to (1) the built-in gain recognized on the disposition of such asset reduced by (2) any taxes owed by Berkshire with respect to such built-in gain. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Berkshire timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration.

                              FAILURE TO DISTRIBUTE

         To the extent that Berkshire does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Berkshire may elect to require the shareholders to include Berkshire's undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders' shares. If Berkshire makes such an election, the shareholders will:

         - include in their income as capital gains their proportionate share of such undistributed capital gains and

         - be deemed to have paid their proportionate share of the tax paid by Berkshire on such undistributed capital gains and thereby receive a credit or refund for such amount.

A shareholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax that Berkshire is deemed to have paid on the shareholder's behalf. The earnings and profits of Berkshire will be adjusted appropriately.

         In addition, if Berkshire should fail to distribute, during each calendar year, at least the sum of:

         -        85% of its REIT ordinary income for such year;

         -        95% of its REIT capital gain income for such year; and

         -        any undistributed taxable income from prior periods,

Berkshire would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

                           COMPLYING WITH REQUIREMENT

         Berkshire intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that Berkshire's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Berkshire anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Berkshire, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between:

         - the actual receipt of income and actual payment of deductible expenses and

         - the inclusion of such income and deduction of such expenses in arriving at taxable income of Berkshire, or due to the need to make nondeductible payments, such as principal payments on any indebtedness it may have.

If such circumstances occur, in order to meet the distribution requirements, Berkshire may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         Under circumstances set forth in the Internal Revenue Code, Berkshire may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which deficiency dividends may be included in Berkshire's deduction for dividends paid for the earlier year. Thus, Berkshire may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Berkshire will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         FAILURE OF BERKSHIRE TO QUALIFY AS A REIT. For any taxable year that Berkshire fails to qualify as a REIT, Berkshire would be taxed at the usual corporate rates on all of its taxable income. Those taxes would reduce the amount of cash available to Berkshire for distribution to its shareholders. Distributions to shareholders in any year in which Berkshire fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if Berkshire fails to qualify as a REIT, all distributions to shareholders will be taxed as ordinary income, to the extent of Berkshire's current and accumulated earnings and profits. Subject to limitations imposed by the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to such distribution.

         Unless relief provisions set forth in the Internal Revenue Code apply, Berkshire's election to be treated as a REIT will terminate automatically if Berkshire fails to meet the qualification requirements described above and Berkshire will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which Berkshire's election was terminated or revoked. If Berkshire loses its REIT status, but later qualifies and elects to be taxed as a REIT again, Berkshire may face significant adverse tax consequences.

TAXATION OF UNITED STATES SHAREHOLDERS

         As used herein, the term "United States shareholder" means a holder of shares of common stock who, for United States federal income tax purposes:

         -        is a citizen or resident of the United States;

         - is a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

         - is an estate the income of which is subject to United States federal income taxation regardless of its source; or

         - is a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the above, to the extent provided in regulations, trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered United States shareholders.

         DISTRIBUTIONS BY BERKSHIRE. As long as Berkshire qualifies as a REIT, distributions made to Berkshire's taxable United States shareholders and not designated as capital gain dividends generally will be taxable to such shareholders as ordinary income to the extent of Berkshire's current or accumulated earnings and profits. For purposes of determining whether distributions on shares of common stock are out of current or accumulated earnings and profits, the earnings and profits of Berkshire will be allocated first to shares of preferred stock and second to shares of common stock. There can be no assurance that Berkshire will have sufficient earnings and profits to cover distributions on any shares of preferred stock. Such distributions will not be eligible for the dividends received deductions in the case of United States shareholders that are corporations. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the United States shareholders on December 31 of the calendar year during which they were declared.

                             CAPITAL GAIN DIVIDENDS

         To the extent that distributions designated by Berkshire as capital gain dividends do not exceed Berkshire's actual net capital gain for the taxable year, such distributions generally will be taxed as gain from the sale or exchange of a capital asset held for more than one year without regard to the period for which the shareholder has held its stock. Corporate United States shareholders however, may be required to treat up to 20% of capital gain dividends attributable to sales of depreciable real property by Berkshire as ordinary income.

                          OPERATING AND CAPITAL LOSSES

         United States shareholders may not include in their individual income tax returns any net operating losses or capital losses of Berkshire. Instead, such losses would be carried over by Berkshire for potential offset against future income subject to limitations set forth in the Internal Revenue Code. Distributions made by Berkshire and gain arising from the sale or exchange by a holder of common stock will not be treated as passive activity income, and, as a result, holders of common stock generally will not be able to apply any "passive losses" against such income or gain. Future regulations may require that United States shareholders take into account, for purposes of computing their individual alternative minimum tax liability, tax preference items of Berkshire identified in those regulations.

                 DISTRIBUTIONS IN EXCESS OF EARNINGS AND PROFITS

         Distributions in excess of current or accumulated earnings and profits will not be taxable to a United States shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of common stock, but rather will reduce the adjusted basis of such shares of common stock. To the extent that such distributions exceed the adjusted basis of a United States shareholder's shares of common stock, they will be included in income as capital gains, assuming the shares of common stock are a capital asset in the hands of the United States shareholder.

                   ELECTION TO INCLUDE CAPITAL GAIN IN INCOME

         Pursuant to the Taxpayer Relief Act of 1997, for Berkshire's taxable years commencing on or after January 1, 1998, Berkshire may elect to require the holders of common stock to include Berkshire's undistributed net long-term capital gains in their income. If Berkshire makes such an election, the holders of common stock will (1) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) be deemed to have paid their proportionate share of the tax paid by Berkshire on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of common stock will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of Berkshire will be adjusted appropriately. With respect to such long-term capital gain of a taxable domestic shareholder that is an individual or an estate or trust, the Internal Revenue Service has authority to issue regulations that could apply the special tax rate applicable to sales of depreciable real property by an individual or an estate or trust to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property.

         SALES OF SHARES. In general, a United States shareholder will realize capital gain or loss on the disposition of shares of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder's adjusted basis of such shares of common stock. In the case of a taxable United States shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 20% tax rate, if such shares have been held for more than one year. In the case of a taxable United States shareholder that is as corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of common stock by a shareholder who has held such shares of common stock for six months or less, after applying holding period rules set forth in the Internal Revenue Code, will be treated as a long-term capital loss to the extent of distributions from Berkshire required to be treated by such shareholder as long-term capital gain.

         TAXPAYER RELIEF ACT OF 1997 CHANGES TO CAPITAL GAIN TAXATION. The Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the Internal Revenue Service issued Notice 97-64, which provides generally that Berkshire may classify portions of its designated capital-gain dividend as:

         - a 20% rate gain distribution, which would be taxed as long-term capital gain in the 20% group;

         - an unrecaptured Section 1250 gain distribution, which would be taxed as long-term capital gain in the 25% group; or

         - a 28% rate gain distribution, which rate was repealed by the Internal Revenue Service Restructuring and Reform Act of 1998.

Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         BACKUP WITHHOLDING. Berkshire will report to its domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within as other exempt category and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, Berkshire may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Berkshire.

         TAXATION OF TAX-EXEMPT SHAREHOLDERS. As a general rule, amounts distributed to a tax-exempt entity by a corporation do not constitute "unrelated business taxable income", and thus distributions by Berkshire to a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will be treated as unrelated business taxable income in an amount equal to the percentage of gross income of the REIT that is derived from an unrelated trade or business, determined as if the REIT were a pension trust, divided by the gross income of the REIT for the year in which the dividends are paid.
This rule only applies, however, if:

         - the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%;

         - the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" set forth in the REIT qualification provisions of the Internal Revenue Code; and

         - (1) one pension trust owns more than 25 percent of the value of the REIT or, (2) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT.

Berkshire currently does not expect that this rule will apply.

TAXATION OF NON-UNITED STATES SHAREHOLDERS

         The rules governing United States federal income taxation of non-United States shareholders are complex, and the following discussion is intended only as a summary of such rules. Prospective non-United States shareholders should consult with their tax advisors to determine the impact of United States federal, state, and local income tax laws on an investment in Berkshire, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws including any reporting requirements.

         DISTRIBUTIONS BY BERKSHIRE. Distributions to a non-United States shareholder that are not attributable to gain from sales or exchanges by Berkshire of United States real property interests and not designated by Berkshire as capital gain dividends will generally be subject to tax as ordinary income to the extent of Berkshire's current or accumulated earnings and profits as determined for United States federal income tax purposes. Such distributions will generally be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless reduced by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. If the amount distributed exceeds a non-United States shareholder's allocable share of such earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such non-United States shareholder's adjusted basis in the common stock. To the extent that such distributions exceed the adjusted basis of a non-United States shareholder's common stock, such distributions will generally be subject to tax if such non-United States shareholder would otherwise be subject to tax on any gain from the sale or disposition of its common stock, as described below.

                                   WITHHOLDING

         For withholding tax purposes, Berkshire currently is required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution, other than distributions designated as capital gain dividends, made to a non-United States shareholder. Under regulations generally effective for distributions on or after January 1, 1999, Berkshire would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of Berkshire's current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends.

         As a result of a legislative change made by the Small Business Job Protection Act of 1996, under current law, it appears that Berkshire will be required to withhold 10% of any distribution to a non-United States shareholder in excess of Berkshire's current and accumulated earnings and profits. Consequently, although Berkshire intends to withhold at a rate of 30% on the entire amount of any distribution to a non-United States shareholder, or lower applicable treaty rate, to the extent Berkshire does not do so, any portion of such a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, will be subject to withholding at a rate of 10%. However, the non-United States shareholder may seek a refund of such amounts from the Internal Revenue Service if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Berkshire, and the amount withheld exceeded the non-United States shareholder's United States tax liability, if any, with respect to the distribution.

                             CAPITAL GAIN DIVIDENDS

         Distributions to a non-United States shareholder that are designated by Berkshire at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless
(1) the investment in the common
stock is effectively connected with the non-United States shareholder's United States trade or business, in which case the non-United States shareholder will be subject to the same treatment as United States shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, or (2) the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and other specific requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

                   FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

         Under the Foreign Investment in Real Property Tax Act, distributions to a non-United States shareholder that are attributable to gain from sales or exchanges by Berkshire of United States real property interests, whether or not designated as a capital gain dividend, will be taxed to a non-United States shareholder at the normal capital gains rates applicable to domestic shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, distributions subject to Foreign Investment in Real Property Tax Act may be subject to a 30% branch profits tax in the hands of a non-United States shareholder that is a corporation and that is not entitled to treaty relief or exemption. Promulgated pursuant to the Foreign Investment in Real Property Tax Act, Berkshire is required by applicable Foreign Investment in Real Property Tax Act Treasury Regulations to withhold 35% of any such distribution that is or could be designated by Berkshire as a capital gain dividend. That amount is creditable against the non-United States shareholder's United States Foreign Investment in Real Property Tax Act liability.

         Amounts designated by Berkshire pursuant to the Taxpayer Relief Act of 1997 as undistributed capital gains in respect of shares of common stock would be treated with respect to non-United States shareholders in the manner outlined in the preceding paragraph for actual distributions by Berkshire of capital gain dividends. Under that approach, the non-United States shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Berkshire on such undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of such tax paid by Berkshire were to exceed their actual United States federal income tax liability.

         SALE OF COMMON STOCK. Gain recognized by a non-United States shareholder upon a sale of its common stock generally will not be subject to tax under Foreign Investment in Real Property Tax Act if Berkshire is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-United States persons. Because only a minority of the shareholders are expected to be non-United States shareholders, Berkshire expects to qualify as a domestically controlled REIT. Accordingly, a non-United States shareholder generally should not be subject to United States tax on gains recognized upon disposition of the common stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual shareholder, such holder is not present in the United States for 183 days or more during the year of sale.

         BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax, which generally is a withholding tax imposed at a rate of 31% on payments to persons that fail to furnish required information under the United States information reporting rules, and information reporting generally will not apply to distributions paid to non-United States shareholders outside the United States that are treated as:

         - dividends subject to the 30%, or lower treaty rate, withholding tax discussed above;

         -        capital gains dividends; or

         - distributions attributable to gain from the sale or exchange by Berkshire of United States real property interests.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting, but not backup withholding, will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

         -        is a United States person;

         - derives 50% or more of its gross income for specific periods from the conduct of a trade or business in the United States; or

         - is a "controlled foreign corporation" for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-United States shareholder and other conditions are met, or the shareholder otherwise establishes an exemption. A controlled foreign corporation is generally a foreign corporation controlled by United States shareholders.

Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-United States shareholder, or otherwise establishes an exemption. A non-United States shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

         The United States Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to transition rules. A non-United States shareholder should consult its advisor regarding the effect of the new Treasury Regulations.

RECENT LEGISLATION

         As described above, the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 also contain several changes to the taxation of capital gains of individuals, trusts and estates. In addition, the Taxpayer Relief Act of 1997 contains several changes to the REIT qualification requirements and to the taxation of REITs.

         CAPITAL GAIN RATES. As a result of the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998, individuals, trusts and estates that hold investments for more than 12 months generally may be taxed at a maximum long-term capital gain rate of 20% on gain from the sale or exchange of those investments. However, a maximum rate of 25% applies for "unrecaptured section 1250 gain" for individuals, trusts and estates and special rules exist for "qualified 5-year gain" and other special types of gain. The Taxpayer

Relief Act of 1997 directed the Internal Revenue Service to prescribe regulations on how the new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs, and to sales of interests in pass-through entities. Currently, no such regulations have been promulgated or proposed. Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998.

         REIT PROVISIONS. In addition to the provisions discussed above, the Taxpayer Relief Act of 1997 contained a number of technical provisions that either (1) reduce the risk that Berkshire will inadvertently cease to qualify as a REIT, or (2) provide additional flexibility with which Berkshire can meet the REIT qualification requirements. These provisions are effective for Berkshire's taxable years commencing on or after January 1, 1998.

RECENT TAX PROPOSAL

         Current legislative proposals under consideration by Congress include a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries. The proposal would require a REIT to own no more than 10% of the vote OR value of the outstanding stock of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject to the existing 5% asset test and 10% voting securities test both as set forth above, except that such grandfathered status would terminate if the non-qualified REIT subsidiary engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. The proposal, if enacted, could materially impede Berkshire's ability to engage in other activities through non-qualified REIT subsidiaries without jeopardizing Berkshire's REIT status.

TAX ASPECTS OF BERKSHIRE'S OWNERSHIP OF INTERESTS IN BRI PARTNERSHIP

         GENERAL. A significant portion of Berkshire's investments will be held indirectly through BRI Partnership. In general, partnerships are pass-through entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on those items, without regard to whether the partners receive a distribution from the partnership. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that for purposes of applying the REIT gross income and gross asset tests, the

REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share, in each case based on its "capital interest" in the partnership. In addition, the character of the gross income and assets of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code which includes the gross income and asset tests described above. Berkshire will have indirect control of BRI Partnership and intends to operate it consistent with the requirements for qualification as a REIT. Berkshire will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and will take into account its distributive share of partnership items in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Berkshire will include its proportionate share of assets held through BRI Partnership.

         ENTITY CLASSIFICATION. If BRI Partnership were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Berkshire's assets and items of gross income would change and would preclude Berkshire from qualifying as a REIT. The same result could occur if any subsidiary partnership failed to qualify for treatment as a partnership.

         Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were:

         -        continuity of life,
         -        centralization of management,
         -        limited liability and
         -        free transferability of interests.

         Under final Treasury Regulations that became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for federal income tax purposes unless it specifically elects otherwise. The Treasury Regulations provide that the Internal Revenue Service will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as:

         - the entity had a reasonable basis for its claimed classification;

         - the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

         - neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the Internal Revenue Service.

         Berkshire believes that BRI Partnership will be treated as a partnership for federal income tax purposes, and not as an association taxable as a corporation.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and loss among partners, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, those provisions require that partnership allocations reflect the economic arrangement of the partners. The allocations of taxable income and loss provided for in the partnership agreement are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item.

         TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at that time. This difference is referred to generally as the "book-tax difference." These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Similar rules can apply in the case of appreciated or depreciated properties held by a partnership at the time of new contributions to the partnership.

         In general, the partners of BRI Partnership who contributed assets will be allocated differing depreciation deductions than if they had retained the contributed property. In addition, on the disposition of any contributed asset that has a Book-Tax Difference, the income or loss attributable to the book-tax difference generally will be allocated to the contributing partner. These allocations will tend to eliminate the book-tax difference over the life of BRI Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of BRI Partnership may cause Berkshire to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of that sale. Such an allocation might cause Berkshire to recognize taxable income in excess of cash proceeds, which might affect adversely Berkshire's ability to comply with the REIT distribution requirements.

         Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the "traditional method" or the election of other methods that would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. BRI Partnership and Berkshire will determine with respect to each contribution to BRI Partnership which method to use.

STATE AND LOCAL TAXES

         The tax treatment of Berkshire and the shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of Berkshire and the shareholders is provided nor is any representation made as to the tax status of Berkshire in such states. All investors should consult their tax advisors as to the treatment of Berkshire under the respective state tax laws applicable to them.

         Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                              SELLING STOCKHOLDERS

         The selling stockholders are holders of units in BRI Partnership that were issued in exchange for the contribution to Berkshire of interests in real property and, in several instances, property management agreements. The following table provides the name of each selling stockholder and, as of the date hereof, the number of shares of common stock to be owned upon exchange of units in BRI Partnership by each selling stockholder.

         The shares offered by this prospectus will be offered from time to time by the selling stockholders named below, or by pledgees, donees, transferees or other successors in interest to them. Berkshire will not receive any of the proceeds from the shares sold by the selling shareholders.


                                            Number of                             Number of          Percentage of
                                            Shares of          Maximum            Shares of          Shares of
                                            Common             Number of          Common             Common
                                            Stock              Shares of          Stock              Stock
                                            Beneficially       Common             Beneficially       Beneficially
                                            Owned Prior        Stock Offered      Owned after        Owned after
NAME OF SELLING STOCKHOLDER                 TO OFFERING(1)     HEREBY             OFFERING(1)(2)     OFFERING(1)(2)
---------------------------                 --------------     ------             --------------     --------------
Paul E. Austin                                  91,305             91,305                 0                 0%

Betty Berman Revocable Trust                     5,360              5,360                 0                 0%

Michele G. Berman                               41,801             41,801                 0                 0%

Biskind Family Limited Partnership             443,885            443,885                 0                 0%

Robert Blumenthal                               12,203             12,203                 0                 0%

Marilyn S. Cohen                                10,717             10,717                 0                 0%

William Dawson                                   1,525              1,525                 0                 0%

Diversified Real Estate                         27,293             27,293                 0                 0%
  Holdings, LLC

Gessner, Inc.                                    1,160              1,160                 0                 0%



                                            Number of                             Number of          Percentage of
                                            Shares of          Maximum            Shares of          Shares of
                                            Common             Number of          Common             Common
                                            Stock              Shares of          Stock              Stock
                                            Beneficially       Common             Beneficially       Beneficially
                                            Owned Prior        Stock Offered      Owned after        Owned after
NAME OF SELLING STOCKHOLDER                 TO OFFERING(1)     HEREBY             OFFERING(1)(2)     OFFERING(1)(2)
---------------------------                 --------------     ------             --------------     --------------

Earl F. Hale                                     6,102              6,102                 0                  0%
Hardaway Associates of Lynn Lake               271,648            271,648                 0                  0%
Lyman G. Hughes                                  6,102              6,102                 0                  0%
InterCapital Carlyle, Inc.                       1,783              1,783                 0                  0%
InterCapital Management, Inc.                   11,311             11,311                 0                  0%
InterCapital Pinto Ridge, Inc.                   5,419              5,419                 0                  0%
InterCapital Portfolio, Inc.                     5,742              5,742                 0                  0%
InterCapital Properties Company                159,091            159,091                 0                  0%
InterCapital Yorktown, Inc.                      3,102              3,102                 0                  0%
Irving Berman Revocable Trust                    5,360              5,360                 0                  0%
JCS II Limited Liability                        32,752             32,752                 0                  0%
Mabaffey Associates of Lynn Lake               271,648            271,648                 0                  0%
Gene L. McCoy                                    6,102              6,102                 0                  0%
David Radunsky                                   3,051              3,051                 0                  0%
Richard Sayles                                   1,525              1,525                 0                  0%
Leslie C. Shapiro                               41,801             41,801                 0                  0%
Marvin Sloman                                   12,203             12,203                 0                  0%
Peter Tierney                                    6,102              6,102                 0                  0%
Twelve Kings, Inc.                             121,910            121,910                 0                  0%
W and B Investors, Inc.                             52                 52                 0                  0%
Fletcher Yarbough                                6,102              6,102                 0                  0%


--------------------
(1) The number of shares of common stock beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power and also any shares of common stock which the individual or entity has the right to acquire within 60 days after June 15, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares of common stock, however, does not constitute an admission that the selling stockholders are direct or indirect beneficial owners of such shares of common stock. Unless otherwise disclosed, the selling stockholders have sole voting power and investment power with respect to all shares of common stock listed as owned by the selling stockholders.

(2) It is unknown if, when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders or their pledgees, donees, transferees or other successors in interest may from time to time offer and sell all or a portion of the shares in transactions on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The selling stockholders or their pledgees, donees, transferees or other successors in interest may sell their shares directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. Each of the selling stockholders and their pledgees, donees, transferees or other successors in interest reserves the right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

         The selling stockholders, any agents, dealers or underwriters that participate with the selling stockholders in the resale of the shares of common stock and the pledgees, donees, transferees or other successors in interest of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

         In order to comply with the securities laws of particular states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

         There is no assurance that the selling stockholders will sell any or all of the shares.

         Pursuant to the registration rights agreements, Berkshire has agreed to pay all expenses incurred in the registration of the shares other than selling commissions and discounts, brokerage fees and transfer taxes or any legal, accounting an other expenses incurred by the selling stockholders.

                                     EXPERTS

         The combined statements of revenue over various operating expenses of the Intercapital and Cooper Portfolios for the year ended December 31, 1997 included in the Current Report on Form 8-K of Berkshire, dated October 30, 1998, incorporated herein by reference, and the consolidated financial statements and financial statement schedule of Berkshire and its subsidiaries, included in the Annual Report on Form 10-K/A of Berkshire for the year ended December 31, 1998, incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, as indicated in their reports with respect thereto, and are included and incorporated herein in reliance upon the reports of such firm, which reports are given upon their authority as experts in accounting and auditing.

         Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for Berkshire by Hale and Dorr LLP, a limited liability partnership including professional corporations, 60 State Street, Boston, Massachusetts 02109.

================================================================================

We have not authorized any dealer, salesperson or any other individual to give any information, or to make any representations, other than those contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby and only in the jurisdictions and under circumstances where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             -----------------------

                                TABLE OF CONTENTS

                                                                          Page
Risk Factors.................................................................4
Forward-looking Statements..................................................14
Berkshire Realty Company, Inc...............................................14
Use of Proceeds.............................................................16
Available Information.......................................................16
Incorporation of Various Documents by Reference.............................17
Description of the Capital Stock of Berkshire...............................18
Registration Rights.........................................................29
Material Federal Income Tax Considerations and Consequences.................30
Selling Stockholders........................................................53
Plan of Distribution........................................................55
Experts  ...................................................................56
Legal Matters...............................................................57


                                1,614,157 Shares

                                BERKSHIRE REALTY
                                  COMPANY, INC.

                                  Common Stock

                             -----------------------

                                   PROSPECTUS

                                  June __, 1999
                             -----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.


Registration fee to the SEC................................         $5,133.00
Printing expenses..........................................          2,000.00
Accounting fees and expenses...............................          2,500.00
Legal fees and expenses....................................         10,000.00
Miscellaneous expenses.....................................          1,367.00
                                                                   ----------

         Total.............................................        $21,000.00


         All fees and expenses are estimates except for the registration fee to the SEC.

Item 15.          Indemnification of Directors and Officers.

                  Berkshire's Charter provides for indemnification of Berkshire's officers and directors to the fullest extent permitted by Sections 145 and 102(b)(7) of the Delaware General Corporation Law and relieves the directors of monetary liabilities to Berkshire and its shareholders, except for:

         -        breaches of the duty of loyalty;

         - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         - liability under Section 174 of the Delaware General Corporation Law; and

         - any transaction from which the director derived an improper personal benefit.

In general, Delaware law permits Berkshire to indemnify its officers and directors so long as they act in good faith and in a manner reasonably believed by them to be in, or not opposed to, the best interests of Berkshire. Subject to the provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, Berkshire intends to indemnify its officers and directors against losses, liabilities and expenses, including attorneys' fees incurred by them that are related to their being officers or directors of Berkshire.

                  Berkshire has purchased director and officer liability insurance for the purpose of providing a source of funds to help pay for any indemnification expenses it may incur.

Item 16.          Exhibits.



Exhibit Numbers  Description
---------------  ---------------------------------------------------------------

      4.1(1)     Restated Certificate of Incorporation, as amended.
      4.2(2)     By-Laws, as amended.
      5.1        Opinion regarding legality.
      8.1        Opinion regarding various tax matters.
     23.1        Consent of PricewaterhouseCoopers LLP, Independent
                 Accountants.
     23.2        Consent of Hale and Dorr LLP, included in Exhibit 5.1 hereto.
     24.1        Power of Attorney, included on signature page hereto.
     99.1(3)     Form of Registration Rights Agreement, dated as of May 1, 1995, by and among Berkshire Realty Company, Inc., Berkshire
                 Apartments, Inc. and several limited partners of BRI OP Limited
                 Partnership.
     99.2(4)     Form of Registration Rights Agreement, dated as of March 13,
                 1998, by and among Berkshire Realty Company, Inc., Berkshire
                 Apartments, Inc. and several limited partners of BRI OP Limited
                 Partnership.


   --------------

    (1) Incorporated herein by reference to Exhibit 3.3 filed with the registrant's registration statement on Form S-4 (File No. 33-37592), Exhibit 3.11 filed with the registrant's post-effective amendment no. 1 to the registration statement on Form S-4
             (File No. 33-37592) and Exhibit 4.1 filed with the registrant's amendment no. 1 to Current Report on Form 8-K/A, dated
             October 14, 1997.

    (2) Incorporated herein by reference to Exhibit 3(ii) filed with the registrant's amendment no. 1 to Current Report on Form 8- K/A, dated October 14,
             1997.

    (3) Incorporated herein by reference to Exhibit 99.1 filed with the registrant's registration statement on Form S-3 (File No. 333-64631).

    (4) Incorporated herein by reference to Exhibit 99.1 filed with the registrant's registration statement on Form S-3 (FIle No. 333-67783).

Item 17.          Undertakings.

         (A)      The undersigned registrant hereby undertakes:
                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (b) to reflect in the prospectus any facts or events arising after the effective date of the registration Statement or most recent post-effective amendment thereof which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange

Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant for expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on June 16, 1999.

                           BERKSHIRE REALTY COMPANY, INC.


                           By:  /S/ MARIANNE PRITCHARD
                                ------------------------------------------------
                                    Marianne Pritchard, Executive Vice
                                    President and Chief Financial Officer of
                                    Berkshire Realty Company, Inc.


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint David F. Marshall and Marianne Pritchard jointly, and each of them severally, his/her true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute and sign the registration statement filed herewith and any or all amendments or post-effective amendments to this registrations statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith with the SEC, granting unto each of such attorneys-in-fact and agents full power and authority to do each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each such agent or attorney-in-fact and his/her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                           TITLE                      DATE
/S/ DOUGLAS KRUPP                     Chairman of the            June 17, 1999
--------------------------            Board and Director
Douglas Krupp                         of Berkshire Realty
                                      Company, Inc.
                                      President, Chief

/S/ DAVID F. MARSHALL                 Executive Officer          June 16, 1999
--------------------------            and Director of
David F. Marshall                     Berkshire Realty
                                      Company, Inc.
                                      (Principal Executive
                                      Officer)
                                      Executive Vice


/S/ MARIANNE PRITCHARD                President and Chief        June 16, 1999
--------------------------            Financial Officer of
Marianne Pritchard                    Berkshire Realty
                                      Company, Inc.
                                      (Principal Financial
                                      Officer)



/S/ KENNETH J. RICHARD                Senior Vice                          June 17, 1999
----------------------                President and Chief
Kenneth J. Richard                    Accounting Officer
                                      of Berkshire Realty
                                      Company, Inc.
                                      (Principal
                                      Accounting Officer)

/S/ Terrance R. Ahern                 Director of Berkshire                June 18, 1999
----------------------                Realty-Company,
Terrance R. Ahern                     Inc.

/S/ DAVID M. DEWILDE                  Director of Berkshire                June 16, 1999
----------------------                Realty Company,
David M. deWilde                      Inc.

/S/ J. PAUL FINNEGAN                  Director of Berkshire                June 16, 1999
----------------------                Realty Company,
J. Paul Finnegan                      Inc.

/S/ CHARLES N. GOLDBERG               Director of Berkshire                June 16, 1999
----------------------                Realty Company,
Charles N. Goldberg                   Inc.

                                      Director of Berkshire                June __, 1999
----------------------                Realty-Company,
Paul D. Kazilionis                    Inc.

/S/ E. ROBERT ROSKIND                 Director of Berkshire                June 16, 1999
----------------------                Realty Company,
E. Robert Roskind                     Inc.

/S/ ARTHUR P. SOLOMON                 Director of Berkshire                June 17, 1999
--------------------------            Realty Company, Inc
Arthur P. Solomon


                                  EXHIBIT INDEX

The following exhibits are filed as part of this registration statement on Form S-3.


Exhibit Numbers  Description
---------------  ---------------------------------------------------------------

      4.1(1)     Restated Certificate of Incorporation, as amended.
      4.2(2)     By-Laws, as amended.
      5.1        Opinion regarding legality.
      8.1        Opinion regarding various tax matters.
     23.1        Consent of PricewaterhouseCoopers LLP, Independent
                 Accountants.
     23.2        Consent of Hale and Dorr LLP, included in Exhibit 5.1 hereto.
     24.1        Power of Attorney, included on signature page hereto.
     99.1(3)     Form of Registration Rights Agreement, dated as of May 1, 1995, by and among Berkshire Realty Company, Inc., Berkshire
                 Apartments, Inc. and several limited partners of BRI OP Limited
                 Partnership.
     99.2(4)     Form of Registration Rights Agreement, dated as of March 13,
                 1998, by and among Berkshire Realty Company, Inc., Berkshire
                 Apartments, Inc. and several limited partners of BRI OP Limited
                 Partnership.


   --------------

    (1) Incorporated herein by reference to Exhibit 3.3 filed with the registrant's registration statement on Form S-4 (File No. 33-37592), Exhibit 3.11 filed with the registrant's post-effective amendment no. 1 to the registration statement on Form S-4
             (File No. 33-37592) and Exhibit 4.1 filed with the registrant's amendment no. 1 to Current Report on Form 8-K/A, dated
             October 14, 1997.

    (2) Incorporated herein by reference to Exhibit 3(ii) filed with the registrant's amendment no. 1 to Current Report on Form 8- K/A, dated October 14,
             1997.

    (3) Incorporated herein by reference to Exhibit 99.1 filed with the registrant's registration statement on Form S-3 (File No. 333-64631).

    (4) Incorporated herein by reference to Exhibit 99.1 filed with the registrant's registration statement on Form S-3 (FIle No. 333-67783).